Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 333-205923, 333-145034, 333-196424, 333-253446, and 333-168365) on Form S-8 of Group 1 Automotive, Inc., of our report dated May 14, 2021, with respect to the consolidated balance sheets of GPB Automotive Portfolio, LP as of December 31, 2020 and 2019, and the related consolidated statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”), which report appears in the Form 8-K of Group 1 Automotive, Inc., dated February 1, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Partnership’s ability to continue as a going concern. Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842 – Leases.

/s/ EisnerAmper LLP

Iselin, New Jersey

January 31, 2022